Exhibit 4.2

     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 5, 2007 among Maxcom Telecomunicaciones, S.A. de C.V., a sociedad anónima organized under the laws of Mexico, the Guarantors and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee.

W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 20, 2006 providing for the issuance of 11% Senior Notes due 2014 (the “Notes”);

     WHEREAS, the Company has authorized the issuance of Notes in the aggregate principal amount of U.S.$25,000,000 (the “Additional Notes”) in accordance with the limitations set forth in the Indenture;

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1.     CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2.     AMENDMENTS TO THE INDENTURE. Section 4.24 of the Indenture captioned “Interest Rate Adjustment” is hereby amended by amending and restating paragraphs (a) and (b) thereof in their entirety to read as follows:

     (a)  The interest rate on the Additional Notes specified in the Additional Notes (increased as the case may be with Additional Interest) will increase by 0.25% per annum commencing on November 1, 2007, if a first-priority Lien has not been created and perfected in respect of all of the Collateral for any reason by October 31, 2007 or there is any material defect in the creation, perfection or first-priority status of any Lien (subject to Collateral Permitted Liens) in respect of Collateral as of October 31, 2007.

     (b)  To avoid any such interest rate adjustment, the Company shall deliver to the Trustee and the Collateral Agent not later than October 31, 2007 (x) an Officers’ Certificate to the effect that none of the conditions requiring an interest rate adjustment are continuing, (y) copies of each of the relevant Collateral Documents, including evidence of registration with the applicable public registry in Mexico and any other related documentation, and (z) an Opinion of Counsel to the Company addressed to the Trustee and the Collateral Agent that a first-priority Lien (subject to Collateral Permitted Liens) has been created and perfected in the subject Collateral in accordance with Mexican law. Upon delivery of the above, the interest rate adjustment will no longer remain in effect.

     3.     NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     4.     COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     5.     EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     6.     THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

     7.     INDENTURE RATIFIED. Except as otherwise expressly provided hereby, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. With respect to the Notes issued before the date hereof, Section 4.24 of the Indenture captioned “Interest Rate Adjustment” shall remain unchanged by this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

     Dated: September 5, 2007

MAXCOM TELECOMUNICACIONES, S.A. de C.V.

By: /s/ Gonzalo Alarcon I Name: Gonzalo Alarcon I Title: General Counsel

MAXCOM SERVICIOS ADMINISTRATIVOS, S.A. de C.V.

By: /s/ Gonzalo Alarcon I Name: Gonzalo Alarcon I Title: General Counsel

OUTSOURCING OPERADORA de PERSONAL, S.A. de C.V

By: /s/ Gonzalo Alarcon I Name: Gonzalo Alarcon I Title: General Counsel

TÉCNICOS ESPECIALIZADOS en TELECOMUNICACIONES, S.A. de C.V.

By: /s/ Gonzalo Alarcon I Name: Gonzalo Alarcon I Title: General Counsel

CORPORATIVO en TELECOMUNICACIONES, S.A. de C.V.

By: /s/ Gonzalo Alarcon I Name: Gonzalo Alarcon I Title: General Counsel

MAXCOM SF, S.A. de C.V.,

By: /s/ Gonzalo Alarcon I Name: Gonzalo Alarcon I Title: General Counsel

MAXCOM TV, S.A. de C.V.

By: /s/ Gonzalo Alarcon I Name: Gonzalo Alarcon I Title: General Counsel

MAXCOM USA, Inc.

By: /s/ Gonzalo Alarcon I Name: Gonzalo Alarcon I Title: General Counsel

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: DEUTSCHE BANK NATIONAL TRUST COMPANY

By: /s/ Irina Golovashchuk Name: Irina Golovashchuk Title: Assistant Vice President

By:

/s/ Cynthia J. Powel Name: Cynthia J. Powell Title: Vice President

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